                                  EXHIBIT 99

               IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                          IN AND FOR NEW CASTLE COUNTY



IN RE HOME SHOPPING                               )    Consolidated Civil
NETWORK, INC.  SHAREHOLDERS                       )    Action NO. 12868
LITIGATION                                        )


- - ------------------------------------------------------------------------------


7547 CORP., ET AL.,                               )
                                                  )
               Plaintiffs,                        )
                                                  )
               V.                                 )    Civil Action No. 12956
                                                  )
LIBERTY MEDIA CORPORATION,                        )
ET AL.,                                           )
                                                  )
               Defendants.                        )

- - --------------------------------------------------------------------------------


                      IN THE UNITED STATES DISTRICT COURT

                          FOR THE DISTRICT OF DELAWARE

GERDA BARTNIK, ET AL.,                            )
                                                  )
                         Plaintiffs,              )
                                                  )    Civil Action Nos. 93-336/347/406/
               V.                                 )    480-MMS Consolidated
                                                  )
HOME SHOPPING NETWORK,                            )
INC., ET AL.,                                     )
                                                  )
                         Defendants.              )

                           STIPULATION AND AGREEMENT
                          OF COMPROMISE AND SETTLEMENT

               The parties to the above-captioned actions, by and through their respective attorneys, have entered into the following Stipulation and Agreement of Compromise and Settlement (the "Stipulation") subject to the approval of the respective Courts:

               WHEREAS,

               A. Home Shopping Network, Inc. ("HSN") is a Delaware corporation with its principal executive offices in St. Petersburg, Florida. HSN is a holding company with subsidiaries that sell a variety of consumer products by means of live, customer-interactive televised sales programs, known as the "Home Shopping Club." HSN had, as of November 1992, approximately 64 million shares of common stock issued and outstanding (the "HSN Shares") held by approximately 9,562 stockholders of record. HSN also had outstanding, as of November 1992, approximately 24 million shares of Class B common stock (the "HSN Class B Shares"), all of which were held by RMS Limited Partnership, a Nevada limited partnership ("RMS"). Roy M. Speer, the CEO of HSN and the chairman of the HSN board of directors (the "HSN Board"), was the non-managing general partner of RMS. By virtue of his control over the HSN Class B Shares, Speer controlled HSN.

               B. Liberty Media Corporation ("Liberty") is a Delaware corporation with its principal executive offices in Denver, Colorado. Liberty is in the cable television and cable programming business. Liberty Program Investments, Inc. ("LPI") is a Wyoming corporation and an indirect wholly owned subsidiary of Liberty. Unless otherwise specified, Liberty and LPI are referred to herein as "Liberty".

         C. QVC Network, Inc. ("QVC") is a Delaware corporation with its principal executive offices in West Chester, Pennsylvania. QVC is engaged in the business of television programming services and operates a leading televised shopping retailer. Liberty, Comcast Corporation, a Pennsylvania corporation ("Comcast"), and Barry Diller, the chairman and CEO of QVC, each own outstanding QVC shares that, if combined, represent approximately a 39% interest in QVC. Since January 1993, Liberty has owned greater than 20% of the outstanding shares of QVC stock. Since the institution of the above-captioned actions, QVC has changed its name to QVC, Inc. On August 4, 1994, Liberty and Comcast entered into a merger agreement with QVC which contemplates the acquisition of QVC by a jointly owned affiliate of Liberty and Comcast.

         D. Speer proposed on or about December 2, 1992 to Dr. John C. Malone, the chairman of Liberty, that Liberty acquire control over HSN by purchasing a substantial amount of the HSN Class B Shares owned by RMS. Malone and Speer agreed to meet on December 4, 1992 to discuss a possible transaction.

         E. Liberty and HSN contend that actions on December 4, 1992 by the HSN Board of Directors and/or the HSN Executive Committee caused HSN to exempt Liberty from the restrictions on any "business combination," as defined in Section 203 of the Delaware General Corporation Law, 8 Del. C. Section 203 ("Section 203"), between HSN and Liberty.

         F. Speer and Malone testified in their depositions that, during their ensuing negotiations on December 4, 1992, Speer and Malone were unable to reach any agreement or understanding regarding the terms of the proposed transaction, and they agreed to resume their negotiations on December 5, 1992. Speer and Malone testified in their depositions that, following further negotiations between Speer and Malone on December 5, 1992, Liberty and RMS entered into an agreement in principle, dated December 4, 1992, whereby Liberty agreed to purchase from RMS 20 million HSN Class B Shares for $60 million in cash and four million shares of Liberty Class A common stock (the "Agreement in Principle"). The Agreement in Principle also provided that, upon Liberty's request, RMS would convert its remaining HSN Class B Shares into HSN Shares, as permitted under HSN's certificate of incorporation. On December 11, 1992, Liberty filed with the Securities and Exchange Commission (the "SEC") a Schedule 13D relating to HSN which stated that Liberty had no "present plans or proposals" for a merger involving HSN, but reserved the right to change its intentions in this regard.

               G. On February 11, 1993, following certain amendments to the Agreement in Principle and various regulatory approvals, Liberty acquired 20 million HSN Class B Shares from RMS upon the payment of $58 million in cash and the issuance to RMS of four million shares of Liberty Class A common stock (the "RMS Stock Purchase"). Liberty contends that the consideration issued by Liberty to RMS was worth about $9 per HSN Class B Share at the time of the RMS Stock Purchase. Following the RMS Stock Purchase, Liberty controlled approximately 23 percent of HSN's outstanding equity securities and approximately 65 percent of the voting power of HSN's outstanding stock.

               H. In connection with the RMS Stock Purchase, Speer resigned as CEO of HSN (although he remained chairman of the HSN Board) and Les
R. Wandler, Franklin

J. Chu, J. Anthony Forstmann, Thomas A. James, John J. McNamara, William J. Ramsey and Michael V. Roberts resigned as members of the HSN Board.
Immediately thereafter, Speer, then the sole remaining HSN director, appointed
J. Anthony Forstmann and John J. McNamara to fill two of the vacancies on the HSN Board in accordance with HSN's by-laws. Speer then appointed John C. Malone, Peter R. Barton, Liberty's President and CEO, Robert R. Bennett, a Liberty Senior Vice President, and John M. Draper, Liberty's general counsel and a Liberty Senior Vice President, to fill the remaining vacancies on the HSN Board.

               I. After the RMS Stock Purchase, RMS continued to own approximately four million HSN Class B Shares, subject to an agreement between RMS and Liberty that RMS would convert such HSN Class B Shares into HSN Shares from time-to-time at the request of Liberty or before any sale or pledge of such shares by RMS. Under the HSN certificate of incorporation, if the total number of outstanding HSN Class B Shares falls below 22.8 million (an event that Liberty could trigger pursuant to its agreement with RMS), the HSN Shares and the HSN Class B Shares vote together as a single class on any fundamental corporate transaction involving HSN, including a merger proposal. As a result of the RMS Stock Sale, Liberty contends that it owned sufficient HSN Class B Shares to dictate the outcome of any vote by the HSN stockholders in which the holders of HSN Shares and HSN Class B shares would vote together as a single class. Accordingly, in the event the number of outstanding HSN Class B Shares fell below 22.8 million, Liberty contends that it could approve any such fundamental corporate transaction involving HSN subject to a single class vote without regard to the vote of the other holders of HSN Shares.

            J. Immediately after the closing of the RMS Stock Purchase on February 11, 1993, Liberty delivered a merger proposal to the HSN Board which contemplated the acquisition by Liberty of all HSN Shares not already owned by Liberty for a package of cash and stock valued by Liberty at $9 per share (the "Initial Merger Proposal"). In an amendment, dated February 16, 1993, to its
Schedule 13D relating to HSN, Liberty stated that, aside from the Initial
Merger Proposal, Liberty had no other plan or proposal for a merger involving HSN, but reserved the right to change its intentions in this regard.

               K. In response to the Initial Merger Proposal, the HSN Board appointed a special committee of HSN directors, who were not employees of either HSN or Liberty, to review and consider the Initial Merger Proposal and, if appropriate, to negotiate the terms and conditions of any merger agreement between HSN and Liberty (the "Special Committee"). The Special Committee, which initially consisted of Forstmann and McNamara, retained First Boston Corporation ("First Boston") and Baker & McKenzie to supply, respectively, financial and legal advice regarding the Initial Merger Proposal.

               L. Following the announcement in February 1993 of the Initial Merger Proposal, putative class action lawsuits entitled Arazie v. John
C. Malone, et al., C. A. No. 12868 (Del. Ch.); Feder v. John C. Malone, et al., C.A. No. 12869 (Del. Ch.); DCA Grantor Trust and Jonathan Greenwald v. Home Shopping Network, Inc., et al., C. A. No. 12870 (Del. Ch.); Steinberg, et al. v. John C. Malone, et al., C.A. No. 12871 (Del. Ch.);

Laccetti v. Roy M. Speer, et al., C.A. No. 12873 (Del. Ch.); Renner v. John C. Malone. et al., C.A. No. 12875 (Del. Ch.); Lucas v. John C. Malone. et al., C.A. No. 12877 (Del. Ch.); and Greer, et al, v. John C. Malone. et al., C.A. No. 12878 (Del. Ch.) were filed in the Court of Chancery for the State of Delaware, in and for New Castle County (the "Delaware Chancery Court"), on behalf of unspecified classes of HSN stockholders. Pursuant to orders approved by the Delaware Chancery Court on February 19, 1993 and March 15, 1993, these eight actions were consolidated for all purposes under the caption In re Home Shopping Network, Inc. Shareholders Litigation, Cons. C.A. No. 12868 (the "HSN Stockholder Action"). The original defendants in the HSN Stockholder Action included Liberty, Malone, Barton, Bennett, Draper, Speer, RMS, Wandler and HSN.

               M. Plaintiffs in the HSN Stockholder Action originally alleged that the Initial Merger Proposal was fundamentally unfair to the public stockholders of HSN, that the consideration to be received by HSN stockholders under the Initial Merger Proposal did not represent the fair value of HSN Shares, and that the HSN directors breached their fiduciary duties in responding to, and Liberty breached its fiduciary duties in connection with making, the Initial Merger Proposal. Plaintiffs further asserted that the Initial Merger Proposal was not the result of arm's-length negotiations and was not based upon any independent appraisal of the value of the HSN Shares, HSN's assets or business, but was fixed arbitrarily by defendants as part of an alleged plan to enable Liberty to seize HSN's valuable businesses, assets and market potential at the lowest possible price and to obtain benefits disproportionate with those to be received by HSN's public shareholders through the proposed merger. Plaintiffs alleged that, in announcing the Initial Merger Proposal, defendants failed to disclose the full extent of the future earnings potential of HSN and its expected increase in profitability, as well as the current value of its assets. In addition, plaintiffs alleged that Speer and RMS breached their fiduciary duties to the HSN stockholders in approving and consummating the RMS Stock Purchase, and that Liberty aided and abetted their supposed breaches of fiduciary duty. Plaintiffs sought to enjoin consummation of the Initial Merger Proposal, to recover unspecified money damages and to rescind the RMS Stock Purchase.

               N. On February 23, 1993, Liberty advised the Special Committee that the Initial Merger Proposal had been revised to provide that each HSN Share would be converted into the right to receive from Liberty $5.50 in cash and one-tenth of a share of Liberty Class A common stock, a package of cash and securities Liberty valued at approximately $8.50 (the "Revised Merger Proposal"). In an amendment, dated February 24, 1993, to its Schedule 13D relating to HSN, Liberty stated that, aside from the Revised Merger Proposal, Liberty had "no present plans or proposals" for a merger involving HSN but reserved the right to change its intentions in this regard.

               O. On March 30, 1993, Malone and other representatives of Liberty met with Diller, other representatives of QVC and representatives of Comcast to discuss generally the possible acquisition by QVC of an interest in HSN. According to deposition testimony by representatives of Liberty and QVC,
(i) the participants did not discuss any specific terms, plans or proposals regarding a possible transaction by QVC which related to HSN; (ii) at the conclusion of the meeting, the participants understood that there was no agreement, plan, understanding or expectation between Liberty and QVC regarding a possible transaction relating to HSN; (iii) during a meeting on or about April 5, 1993, counsel for Liberty and QVC confirmed that there was no agreement, plan, understanding or expectation between Liberty and QVC regarding a possible transaction relating to HSN; and (iv) as of that time, there was no plan, agreement, understanding or expectation that discussions with respect to such a possible transaction would occur in the future.

         P. On April 9, 1993, Liberty withdrew the Revised Merger Proposal. Liberty advised the Special Committee that Liberty was withdrawing the Revised Merger Proposal because of uncertainties arising as a result of allegations of improprieties in transactions between HSN and certain of its affiliates, as well as certain legal actions and claims asserted against HSN, all of which were expected by Liberty to cause a delay in consummating the Revised Merger Proposal. Following the withdrawal of the Revised Merger Proposal, the HSN Board dissolved the Special Committee. In an amendment, dated April 12, 1993 to its Schedule 13D relating to HSN, Liberty stated that it had no "present plans or proposals" which related to an extraordinary corporate transaction involving HSN but reserved the right to change its intentions in this regard.

         Q. By mid-April 1993, certain of HSN's reported results had declined and widespread allegations of and government investigations into possible improprieties by certain senior HSN officers were continuing. Liberty has stated that, because it continued to believe in the fundamental soundness of HSN's business and in the ability of new management to improve HSN's prospects, Liberty determined in mid-April to commence a tender offer for HSN Shares to demonstrate Liberty's confidence in the continuing viability of HSN. On April 19, 1993, Liberty issued a press release disclosing its intention to commence a partial tender offer at $7 per HSN Share to acquire up to 15 million HSN Shares. In an amendment, dated April 19, 1993, to its Schedule 13D relating to HSN, Liberty stated that it had no "current plans or proposals" relating to a merger involving HSN but reserved the right to change its intentions in this regard.

         R. On April 23, 1993, Liberty commenced a partial tender offer to purchase up to 15 million HSN Shares at $7 per share (the "Liberty Tender Offer"). Liberty's offer to purchase HSN Shares pursuant to the Liberty Tender Offer, dated April 23, 1993 (the "Offer to Purchase"), stated that (i) Liberty has no present plans or proposals for a merger involving HSN but that Liberty reserved the right to change its intentions in this regard, and (ii) other than the negotiations between Liberty and Speer regarding the RMS Stock Purchase and the communications relating to the Initial Merger Proposal and the Revised Merger Proposal, there had been no contacts or negotiations between Liberty and HSN concerning a merger involving HSN.

         S. Following the commencement of the Liberty Tender Offer, the HSN Board formed another Special Committee, again consisting of non-management directors Forstmann and McNamara, to review the Liberty Tender Offer and make certain recommendations to the HSN Board. The Special Committee once again retained First Boston and Baker & McKenzie to provide financial and legal advice.

         T. Plaintiffs in the HSN Stockholder Action amended their complaint on April 26, 1993 and named as defendants the persons and entities named in the original complaint, as well as LPI, Forstmann, McNamara and Gerald
F. Hogan (who was recruited by Liberty to become the CEO and a director of HSN after the RMS Stock

Purchase). The amended and supplemental complaint in the HSN Stockholder Action restated the core allegations of the original complaint and included the further allegations that, among other things; (i) the Liberty Tender Offer was coercive, contained an unfair price, was timed manipulatively to take advantage of a recent drop in the price of HSN Shares due to the recently disclosed adverse financial results of HSN, various public disclosures concerning allegedly questionable transactions involving HSN, and the withdrawal of the Revised Merger Proposal by Liberty; (ii) the HSN directors breached their fiduciary duties of due care, candor and loyalty by failing to protect HSN's public stockholders from the Liberty Tender Offer; and (iii) Liberty's disclosures in the Offer to Purchase were false and misleading.

         U. As to the alleged disclosure violations by Liberty in its Offer to Purchase, plaintiffs in the HSN Stockholder Action asserted that the reasons given by Liberty for its withdrawal of the Revised Merger Proposal (e.g., the likely delay in the consummation of the Revised Merger Proposal) were false and misleading. Plaintiffs alleged that, through its supposedly active involvement in the day-to-day business of HSN following the RMS Stock Purchase, Liberty knew of the allegations of improprieties which Liberty ultimately used as a basis for its withdrawal of the Revised Merger Proposal, yet took advantage of the drop in the market price of HSN stock caused by the disclosure of this previously known information to announce the Liberty Tender Offer at $7 per share. Additionally, plaintiffs asserted that Liberty failed to disclose in its Offer to Purchase, among other things, the nature of the purported "uncertainties" relating to the allegations of improper business practices at HSN, the supposedly forecasted outcome of the

"uncertainties" and the implications for HSN or its shareholders flowing from the "uncertainties."

         V. In the amended and supplemental complaint filed with the Delaware Chancery Court on April 26, 1993, plaintiffs in the HSN Stockholder Action sought, in addition to the relief sought in their original complaint, rescission of the RMS Stock Purchase, an injunction preventing consummation of the Liberty Tender Offer, an order enjoining defendants from taking any action to eliminate the supposedly separate class voting rights of the holders of HSN Shares and HSN Class B Shares on any business combination involving HSN, and unspecified money damages.

         W. In their briefs in support of their motion to enjoin the closing of the Liberty Tender Offer, plaintiffs in the HSN Stockholder Action attacked disclosures made by Liberty in the Offer to Purchase and by HSN (and allegedly Liberty) in a Solicitation/Recommendation Statement that was mailed to HSN stockholders on May 6, 1993 (the "Schedule 14D-9"). Plaintiffs argued that (i) Liberty, through its Offer to Purchase, misled HSN's stockholders into believing that the Liberty Tender Offer was the only realistic opportunity for HSN stockholders to dispose of their HSN Shares at an above-market price because of HSN's bleak future; (ii) Liberty, through the Offer to Purchase, made false or misleading disclosures concerning its reasons for withdrawing the Revised Merger Proposal; (iii) Liberty and HSN, through the Offer to Purchase and the Schedule 14D-9, misled HSN stockholders by suggesting that, under HSN's certificate of incorporation, owners of the HSN Shares and HSN Class B stock would vote together on any fundamental corporate transaction involving HSN, including a merger proposal; and

(iv) the Schedule 14D-9 misleadingly portrayed the activities of the HSN Board and the HSN Special Committee in connection with the Liberty Tender Offer.

         X. On April 26, 1993, four HSN stockholders commenced an action in the Delaware Chancery Court on behalf of a putative class of HSN stockholders (other than defendants) styled as 7547 Corp. v. LIBERTY Media Corporation, C.A. No. 12956 (the "Section 203 Action"). The defendants in the
Section 203 Action are Liberty, LPI, HSN, Speer, Wandler, Chu, Forstmann, James, McNamara, Ramsey and Roberts. Plaintiffs in the Section 203 Action allege that, prior to the time Liberty became an "interested stockholder" of HSN (within the meaning of Section 203), no effective action was taken by the HSN Board to exempt Liberty from the restrictions imposed by Section 203 on any "business combination" between HSN and Liberty. Plaintiffs in the Section 203 Action contend that, as a non-exempt "interested stockholder" of HSN, Liberty was proposing to engage in a prohibited "business combination" within the meaning of Section 203 by purchasing additional HSN Shares through the Liberty Tender Offer. Plaintiffs in the Section 203 Action alternatively allege that the HSN directors breached their fiduciary duties in granting an exemption from
Section 203 to Liberty, and that any such exemption is defective and invalid because the HSN directors failed to exercise their independent judgment due to Speer's control over all of the HSN directors in December 1992. Plaintiffs in the Section 203 Action additionally assert that Liberty's Offer to Purchase contained certain misrepresentations and omissions relating, among other things, to Liberty's status as an "interested stockholder" under Section 203, to Liberty's ability to engage in a "business combination" with HSN prior to December 1995, and to the actions taken by the HSN Executive Committee to exempt Liberty from the restrictions on "business combinations" under Section 203. Plaintiffs in the Section 203 Action initially sought to enjoin the Liberty Tender Offer, as well as to obtain declaratory relief regarding Liberty's alleged status under Section 203 as a non-exempt "interested stockholder" of HSN, unspecified money damages and an injunction prohibiting Liberty from engaging in any "business combination," as defined in Section 203, with HSN until December 1995.

         Y. On May 3, 1993, McNamara resigned from the HSN Board. Because HSN's by-laws provided that any committee of the HSN Board must consist of at least two members, McNamara's resignation reduced the Special Committee to a single member and thus precluded the Special Committee from taking further action with regard to the Liberty Tender Offer. Although First Boston was advised by Baker & McKenzie that the Special Committee could no longer function, HSN requested that First Boston present its report on the financial terms of the Liberty Tender Offer to the HSN Board on May 5, 1993, which it did. At the May 5, 1993 meeting, the HSN directors recognized that five out of six members of the HSN Board had a conflict of interest regarding the Liberty Tender Offer because of their relationships at that time with Liberty. The HSN Board then directed HSN's management to disseminate to HSN's stockholders the
Schedule 14D-9, as required under the Exchange Act, explaining that the HSN Board was unable to take a position on the Liberty Tender Offer. The HSN
Schedule 14D-9 also disclosed the reasons for the Special Committee's inability to take a position on or to evaluate the Liberty Tender Offer, summarized First Boston's presentation to the HSN Board on May

5, 1993, and explained that none of HSN's officers or directors intended to tender their HSN Shares into the Liberty Tender Offer.

         Z. On May 10, 1993, plaintiffs in the HSN Stockholder Action moved for leave to file a second amended and supplemental complaint in connection with their motion to enjoin preliminarily the Liberty Tender Offer. The second amended complaint restated the allegations of the first amended complaint and set forth additional allegations against Liberty regarding its supposed failure to disclose material information in connection with the Liberty Tender Offer. Plaintiffs in the HSN Stockholder Action also asserted that defendants violated Section 211 of the General Corporation Law of the State of Delaware, 8 Del. C. Section 211 ("Section 211"), by not holding an annual meeting of HSN stockholders within the time requirements set forth in
Section 211. Plaintiffs also asserted that the Schedule 14D-9 failed to inform HSN stockholders that (i) HSN management had determined that recent disclosures regarding supposed improprieties involving HSN would not have a materially negative impact on HSN's business operations or future financial performance, and (ii) pursuant to HSN's articles of incorporation, Liberty could not effectuate a merger of HSN without a separate vote by the holders of HSN Shares.

         AA.     For purposes of plaintiffs' motions in the HSN Stockholder
Action and the Section 203 Action to preliminarily enjoin the Liberty Tender Offer, the Delaware Chancery Court, following expedited discovery and a hearing, considered certain of the claims of plaintiffs in both actions. On May 19, 1993, the Delaware Chancery Court issued a memorandum opinion denying plaintiffs' motions to enjoin the Liberty Tender Offer. In In re Home Shopping Network, Inc. Shareholders Litig.; 7547 Corp., et al., v.

Liberty Media Corporation, et al., Cons. C.A. No. 12868, C.A. No. 12956, Chandler, V.C. (Del. Ch. May 19, 1993), the Delaware Chancery Court found that plaintiffs in the action had not shown a reasonable probability of success on the merits as to the claims before the Court for purposes of the motion to warrant the issuance of a preliminary injunction. As to the motion by plaintiffs in the Section 203 Action to enjoin preliminarily the Liberty Tender Offer, the Delaware Chancery Court concluded preliminarily that the Liberty Tender Offer was not a "business combination" within the meaning of Section 203 and the Delaware Chancery Court did not reach the issue of whether Liberty received an exemption from Section 203. At the close of the Liberty Tender Offer on May 20, 1993, the holders of 23,257,850 HSN Shares had tendered their stock to LPI. Liberty completed the purchase of 16,296,602 HSN Shares on June 1, 1993, pursuant to the Liberty Tender Offer, for $7 per HSN Share.

         AB.     In an amendment, dated June 1, 1993, to its Schedule 13D
relating to HSN, Liberty stated that it had no "present plans or proposals" for a merger involving HSN but reserved the right to change its intentions in this regard.

         AC.     On June 16, 1993, the Delaware Chancery Court granted leave for plaintiffs in the HSN Stockholder Action to file their second amended and supplemental complaint.

         AD.     On or about June 30, 1993, the FCC provided over-the-air home shopping stations, like HSN, with the conditional right to be carried on local cable television systems under the "must-carry" provisions of the Cable TV Consumer Protection

Act of 1992. Following the announcement of the FCC ruling, there was an increase in the price of HSN Shares.

         AE.     On July 1, 1993, representatives of Liberty, QVC and Comcast
(and their respective legal advisors) met to discuss the terms of a proposed stockholders agreement relating to the securities of QVC held by Liberty, Comcast and Diller. Defendants in the Delaware Federal Action assert that no discussion took place during the July 1, 1993 meeting concerning any plan or proposal to merge QVC and HSN.

         AF.     On or about July 2, 1993, representatives of Liberty, QVC and
Comcast discussed a proposal by QVC to merge HSN and QVC. According to deposition testimony by representatives of Liberty and QVC, (i) the participants reached a preliminary understanding that, subject to numerous conditions, QVC was prepared to propose that QVC and HSN engage in a business combination whereby QVC stockholders would exchange each share of QVC stock for five HSN Shares and an additional security, the value of which was tied to certain contingent liabilities of HSN; (ii) the parties understood at this time that they had no agreement relating to the QVC-HSN merger proposal and that QVC was not prepared to make the proposal until Liberty and QVC had resolved such conditions, including finalizing a stockholders agreement relating to QVC, determining which parties would own specific amounts of HSN Class B Shares, resolving various legal issues relating to the QVC-HSN merger proposal, and preparing and executing definitive documents relating to the QVC-HSN merger proposal; (iii) subsequent to July 2, 1993 and through on or about July 12, 1993, Liberty and QVC continued their discussions regarding a possible business combination between QVC and HSN; and (iv) on or about July 12,

1993, Liberty and QVC reached agreement with respect to Liberty's support of the QVC Merger Proposal and the various other conditions to the making of such proposal that they had been discussing.

         AG.     On July 12, 1993, QVC and Liberty publicly announced that QVC had delivered a merger proposal to HSN which, among other things, contemplated the merger of a newly formed, wholly owned subsidiary of HSN with and into QVC, and the conversion of each outstanding share of QVC common stock into five HSN Shares and an additional security, the value of which was tied to certain contingent liabilities of HSN (the "QVC Merger Proposal").

         AH.     Following the public disclosure of the QVC Merger Proposal, plaintiffs in the HSN Stockholder Action moved for leave to file a third consolidated amended and supplemental class action complaint, and leave was granted on July 14, 1993. In addition to restating the allegations against the persons and entities named as defendants in the second amended complaint, plaintiffs in the HSN Stockholder Action added QVC as a defendant and alleged that the financial terms described within the QVC Merger Proposal were unfair to HSN's public stockholders. Plaintiffs asserted in the third amended complaint that the proposed QVC-HSN merger was a de facto acquisition of HSN by Liberty, aided and abetted by QVC, that would provide disproportionate benefits to Liberty and QVC stockholders. In addition to the relief sought in the second amended complaint, plaintiffs sought in the third amended complaint to rescind the Liberty Tender Offer and to enjoin consummation of the transaction contemplated by the QVC Merger Proposal.

         AI.     Following the announcement on July 12, 1993 of the QVC Merger
Proposal, three putative class action lawsuits entitled Gerda Bartnik, et al.
v. Home Shopping Network, Inc. et al., C. A. No. 93-336 (D. Del.); Beriro v. Home Shopping Network, Inc., et al., C. A. No. 93-347 (D. Del.); and Metzger
v. Home Shopping Network, et al., C.A. No. 93-406 (D. Del.) were filed in the U.S. District Court for the District of Delaware (the "Delaware Federal Court"). The three complaints were consolidated for all purposes by order of the Delaware Federal Court on September 14, 1993. On December 16, 1993, three additional putative class action lawsuits entitled Kern Option Company v. Liberty Media Corporation, et al., C.A. No. 93-N-1557 (D. Colo.); Lucas v. Liberty Media Corporation, et al., C.A. No. 93-N-1596 (D. Colo.); and Barish
v. Liberty Media Corporation, et al., C. A. No. 93-N-1629 (D. Colo.) that had been filed in, consolidated by and transferred from the United States District Court for the District of Colorado were for all purposes consolidated by the Delaware Federal Court with the above-mentioned proceedings under the caption Bartnik, et al. v. Home Shopping Network. Inc., et al., C.A. Nos. 93-336/347/406/480-MMS-Consolidated (D. Del.) (the "Delaware Federal Action"). The defendants in the Delaware Federal Action include Liberty, LPI, Malone, Barton, Bennett, QVC, HSN, Hogan, Forstmann, McNamara, Speer and Wandler.

         AJ.     Plaintiffs in the Delaware Federal Action alleged, among other things, that defendants other than QVC had violated the federal securities laws, including Sections 10(b) and 14(e) of the Exchange Act, and Rule 10b-5 promulgated thereunder, as well as state law on negligent misrepresentation, as a result of an alleged scheme to induce members of the plaintiff class to sell HSN Shares during the class period at artificially depressed prices. Liberty, Malone, Barton and Hogan were alleged to have liability to the members of the putative class due to their control over HSN and the company's disclosures, and Liberty's purchases and Speer's sales of HSN stock without the disclosure of material, non-public information. Plaintiffs sought unspecified damages on behalf of a putative class consisting of all purchasers of HSN Shares prior to April 9, 1993 who thereafter sold such shares on public exchanges prior to July 12, 1993 or in the Liberty Tender Offer. QVC was named in a single count in the complaint as an aider and abetter of violations of Section 10(b) and Rule 10b-5 by certain of the other defendants.

         AK.     Plaintiffs in the Delaware Federal Action alleged that,
between April 9, 1993 and July 12, 1993, defendants failed to disclose their "plans and expectations" for a merger of HSN and QVC. Plaintiffs also alleged that (i) the non-QVC defendants made disclosures between April-July 1993 containing misleading, incomplete and overly negative statements regarding the business activities and prospects of HSN which had the effect of artificially depressing the price of HSN Shares; (ii) defendants allegedly misled sellers of HSN Shares by failing to disclose defendants' favorable expectations regarding the anticipated improvement of HSN's business prospects and stock price which would result from the FCC ruling on June 30, 1993 regarding the "must carry" standards as applied to televised shopping channels; (iii) Liberty and HSN supposedly misled the HSN stockholders by making incorrect disclosures (particularly in connection with the Liberty Tender Offer) regarding Liberty's ability to control the HSN stockholder vote on certain fundamental corporate transactions; and (iv) QVC made certain statements between March and June 1993 in which it failed to disclose the alleged plan concerning a business combination with HSN. Plaintiffs in the Delaware Federal Action assert that the foregoing misleading statements and omissions (i) allowed Liberty to purchase HSN Shares in the Liberty Tender Offer at an artificially depressed price, and (ii) injured open market sellers of HSN Shares between April 9, 1993 and July 12, 1993 by causing an artificial depression in the price of HSN Shares during that period. Following the filing of the complaint in the Delaware Federal Action, plaintiffs in the HSN Stockholder Action and the Delaware Federal Action conducted coordinated discovery involving the defendants in both proceedings.

         AL.     QVC withdrew the QVC Merger Proposal on November 5, 1993.

         AM.     At various times during August-December 1993, counsel to
plaintiffs, defendants and their respective advisors in the HSN/Federal Actions conducted numerous meetings and arm's-length negotiations regarding the possible settlement of such lawsuits. On December 31, 1993, plaintiffs and the Liberty Defendants in the HSN Stockholder Action and the Delaware Federal Action entered into a memorandum of understanding in connection with a contemplated settlement of such actions which, according to the parties to the memorandum of understanding, also contemplated the dismissal with prejudice of the claims then asserted in the Section 203 Action on terms to be negotiated by the parties to the Section 203 Action. The initial memorandum of understanding was amended on February 7, 1994 only to add all defendants to the HSN Stockholder Action and the Delaware Federal Action other than QVC to the proposed settlement (the "Initial MOU").

Plaintiffs in the Section 203 Action were not parties to the December 31, 1993 memorandum of understanding or to the Initial MOU.

         AN.     The parties to the Initial MOU agreed in principle and subject to the approval of the Delaware Chancery Court and the Delaware Federal Court (the "Delaware Courts") that Liberty pay the sum of $13 million, plus interest accrued at the rate of five percent (5%) per annum from December 31, 1993, in full settlement of any and all claims whatsoever which had been or could have been made in the HSN Stockholder Action, the Section 203 Action and the Delaware Federal Action by all members of a plaintiff class (other than defendants) consisting of (i) all record and beneficial owners of HSN Shares during the period beginning on and including December 7, 1992 through and including November 5, 1993 (the date QVC withdrew the QVC Merger Proposal);
(ii) all sellers of HSN Shares in the Liberty Tender Offer (the "Tender Subclass"); and (iii) all sellers of HSN Shares during the period beginning on and including March 30, 1993 through and including July 12, 1993 (the "Seller Subclass") (collectively, the "Original Plaintiff Class"). The Initial MOU also provided that Liberty would pay the sum of $200,000, plus interest at the rate of 5% per annum from December 31, 1993, for the costs and expenses incurred in providing notice and administering the settlement. The Initial MOU contemplated that the net proceeds of the settlement fund would be distributed to the members of the Tender Subclass and the Seller Subclass in accordance with a method of loss calculation and plan of allocation to be developed by plaintiffs' counsel and approved by the Delaware Courts in the HSN Stockholder Action and the Delaware Federal Action. As set forth in the Initial MOU, the proposed settlement was subject to a number of conditions, including: (i) the completion by plaintiffs' counsel of additional discovery to confirm that the proposed settlement is in the best interests of the Original Plaintiff Class; (ii) the consolidation of the Section 203 Action and the HSN Stockholder Action for purposes of the proposed settlement; and (iii) following notice to the Original Plaintiff Class, final approval of the proposed settlement by the Delaware Courts in accordance with the terms of a settlement stipulation to be executed by the parties. The plaintiffs who were parties to the Initial MOU assert that they contemplated that, in the event of (i) the consolidation of the HSN Stockholder Action, and (ii) the finalization of a separate settlement acceptable to plaintiffs in the Section 203 Action, the proposed settlement of the HSN/Federal Action and the foreseen separate settlement of the Section 203 Action would result in the dismissal with prejudice of the HSN Stockholder Action, the Section 203 Action and the Delaware Federal Action, and a complete release of all claims that had been, or could have been, or in the future might be asserted by any member of the Original Plaintiff Class against any of the defendants in such proceedings or their affiliates based upon the allegations, transactions, matters or occurrences, representations or omissions set forth, referred or related in any way to the complaints in the HSN Stockholder Action, the Section 203 Action and the Delaware Federal Action; provided that the release of any claims by all record and beneficial owners of HSN Shares during the period beginning on and including July 12, 1993 through and including November 5, 1993 would be limited to all claims which relate in any manner to the QVC Merger Proposal.

         AO.     In conjunction with the proposed settlement of the Delaware
Federal Action, the HSN Stockholder Action, the Florida Derivative Action
(as hereinafter
defined), and the Florida Federal Actions (as hereinafter defined), certain defendants in those lawsuits agreed through their attorneys on February 8, 1994 that, upon the final consummation of the proposed settlements in all such actions, all such parties will release each other as to any claims for contribution relating to the claims actually asserted in those proceedings (the "Release Agreement"). The parties to the Release Agreement are HSN, Speer, Wandler, Chu, Forstmann, Hogan, James, McNamara, Ramsey, Roberts, RMS, Liberty, LPI, Malone, Barton, Bennett, and Draper.

         AP.     On February 15, 1994, plaintiffs in the Delaware Federal Action filed a consolidated and amended class action complaint which restated and expanded the factual allegations set forth in the original complaint. As to the QVC Merger Proposal, plaintiffs further alleged in the amended complaint that Liberty had an undisclosed plan during 1993 to acquire control of HSN in order to solidify its base in the cable shopping business, and then to reap the benefits of a consolidation of HSN and QVC by using its alleged control over HSN and QVC to cause a merger of the two companies. Plaintiffs claim that, although Liberty bad plans and/or expectations to combine QVC and HSN, Liberty stated publicly on several occasions from December 1992 through the announcement of the QVC Merger Proposal on July 12, 1993 that it had no plans or proposals involving a merger of HSN. Thus, plaintiffs claim that Liberty and the other defendants failed to disclose their plans regarding a merger or combination of QVC and HSN, and their statements misled the investing public and the financial markets by maintaining that no such plan existed until the announcement of the QVC Merger Proposal on July 12, 1993. As with the prior operative complaint in the Delaware Federal Action, QVC was named in a single count solely as an aider and abetter of violations of Section 10(b) and Rule 10b-5 by certain of the other defendants.

         AQ.     Despite discussions between Liberty and the plaintiffs in the
Section 203 Action which first took place in late-January 1994 contemplating the settlement of the Section 203 Action, the negotiating parties were unable by late-February 1994 to reach an agreement regarding the separate settlement of the Section 203 Action and the proposed consolidation of that action with the HSN Stockholder Action. Accordingly, the parties to the HSN/Federal Actions state that they negotiated between March and May 1994 a memorandum of understanding providing for the settlement of the HSN/Federal Actions which, in their view, also would have excluded the claims theretofore asserted exclusively by plaintiffs in the Section 203 Action.

         AR.     On March 15, 1994, QVC filed a motion pursuant to Rules
12(b)(6) and 9(b) of the Federal Rules of Civil Procedure to dismiss the Delaware Federal Action as to it for failure to state a claim upon which relief could be granted ("QVC's Motion to Dismiss"). In addition, QVC's Motion to Dismiss noted that the United States Supreme Court was expected to issue a ruling on the question of whether private parties such as the plaintiffs in the Delaware Federal Action had a right of action for aiding and abetting violations of Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder. As the only claim in the Delaware Federal Action alleged against QVC was a Section 10(b)/Rule 10b-5 aiding and abetting claim, QVC asked for dismissal of such action on this threshold ground in the event that the Supreme Court determined that no such private right of action existed. Subsequent to the filing of QVC's Motion to

Dismiss, the Supreme Court ruled that no private right of action for aiding and abetting liability under Section 10(b) and Rule 10b-5 existed. See Central Bank of Denver, v. First Interstate Bank of Denver, N.A., 114 S. Ct. 1439, 128
L. Ed. 2d 119, 62 U.S.L.W.  4230 (1994).

         AS.     On May 11, 1994, plaintiffs and all defendants in the HSN
Stockholder Action and Delaware Federal Action entered into a memorandum of understanding (the "Final MOU") in connection with the contemplated settlement of such actions. Plaintiffs in the Section 203 Action are not parties to the Final MOU.

         AT.     As in the Initial MOU, the Final MOU contemplates that
defendants in the HSN Stockholder Action and Delaware Federal Action, and their affiliates, will obtain a release of certain claims from a plaintiff class in exchange for the creation by Liberty of a $13 million fund and the distribution of the net proceeds of the settlement fund to the members of the Tender Subclass and the Seller Subclass who participate in the settlement. The primary substantive difference between the Initial MOU and the Final MOU is that the settlement of the HSN/Federal Actions will affect the rights of all holders of HSN Shares during the period beginning on and including December 4, 1992 -- instead of December 7, 1992, as provided in the Initial MOU -- through and including November 5, 1993 (collectively, the "Holder Subclass"). In the view of the parties to the Final MOU, the release of claims by members of the Holder Subclass, the Tender Subclass and the Seller Subclass would have excluded the claims theretofore asserted exclusively by plaintiffs in the
Section 203 Action.

         AU.     On June 24, 1994, plaintiffs in the Section 203 Action filed an amended complaint which, in addition to the persons and entities named as defendants in the original complaint, named Barton, Bennett, Draper, Hogan, Malone, Leo J. Hindery, Jr. and George C. McNamee as defendants. The persons named as additional defendants in the amended complaint are past or present directors of HSN who, in addition to certain of the original defendants, allegedly committed or aided and abetted the alleged wrongdoing. Defendants in the Section 203 Action understand that, with the exception of defendants and their affiliates, the putative plaintiff classes in the Section 203 Action consist of (i) all sellers of HSN Shares subsequent to December 4, 1992; and
(ii) all holders of HSN Shares at any time since December 4, 1992 (including all current holders of HSN Shares).

         AV.     The gravamen of the amended complaint in the Section 203
Action is that, prior to the time when Liberty reached an agreement, arrangement or understanding with RMS to allow Liberty to purchase a controlling equity interest in HSN, the HSN Board and the HSN Executive Committee failed to take effective action to approve the proposed transaction and, thereby, failed under Section 203(a)(1) to exempt Liberty from the restrictions under Section 203 on any "business combination" between Liberty and HSN prior to December 4, 1995.

         AW.     Plaintiffs in the Section 203 Action further contend that any exemption of Liberty by the HSN Board on December 4, 1992 was ineffective under Delaware law because, contrary to the requirements of 8 Del. C. Section 141(i), the HSN directors did not conduct a teleconference in which all of the directors participated.

Plaintiffs assert that, following the receipt of comments from an attorney representing Liberty on January 4, 1993, (i) HSN realized that the actions by the members of the HSN Board on December 4, 1992 were insufficient under 8 Del.
C. Section 141(i) to exempt Liberty from Section 203; (ii) someone prepared (for the first time) the minutes for a meeting of the HSN Executive Committee on December 4, 1992 which contained language for the resolutions of the directors suggested by Liberty's attorney; and (iii) Liberty determined to rely as the basis for its exemption under Section 203 upon the purported action by the HSN Executive Committee on December 4, 1992. Consequently, plaintiffs contend that Liberty is not exempt from Section 203 and, accordingly, could not effect a "business combination" involving HSN prior to December 4, 1995 in the absence of the supermajority vote which would be required under Section 203(a)(3).

         AX.     Plaintiffs in the Section 203 Action allege that Liberty's disclosures regarding the effectiveness of the Section 203 exemption by the HSN Executive Committee on December 4, 1992 were false and misleading. In particular, plaintiffs assert that Liberty disregarded the conflicts of interest held by the members of the HSN Executive Committee on the Section 203 exemption, and that Liberty knew that no valid action had been taken by the HSN Board to exempt Liberty from the restrictions under Section 203. The amended complaint in the Section 203 Action alleges that, by asserting that Liberty was exempt from Section 203, Liberty and the other defendants misrepresented a material fact to all sellers of HSN Shares after the public announcement of the Agreement in Principle on December 7, 1992 (including the members of the Tender Subclass and the Seller Subclass), as well as to the present holders of HSN Shares. Plaintiffs also allege that the Liberty Tender Offer constituted a prohibited "business combination" under Section 203.

         AY.     Plaintiffs in the Section 203 Action assert that the members of the HSN Executive Committee (Speer, Wandler and Ramsey) had disabling conflicts of interest which prevented the HSN Executive Committee from taking effective action on December 4, 1992 to exempt Liberty from the restrictions of
Section 203. HSN and the individual defendants allegedly aided and abetted Liberty in its asserted scheme to misrepresent its status under Section 203. The individual defendants also allegedly breached their fiduciary duties by failing to correct Liberty's asserted misrepresentation of its exemption from
Section 203.

         AZ.     Plaintiffs in the Section 203 Action seek a declaratory
judgment that Liberty is subject to Section 203, an award of damages to the plaintiff class members who sold their HSN Shares, and equitable relief.

         BA.     On August 22, 1994, the parties to the HSN/Federal Actions filed a joint stipulation with the Delaware Courts providing for the proposed dismissal of the HSN/Federal Actions in accordance with the general terms of the Final MOU.

         BB.     During early-October 1994, counsel for plaintiffs in the
Section 203 Action and Liberty discussed settlement of the Section 203 Action which led to an agreement in principle for the proposed settlement of the
Section 203 Action. As a result of the settlement of the Section 203 Action, the parties to the proposed settlement of the HSN/Federal Actions revised the provisions for the release of claims in the manner set forth herein.

         BC.     The parties to the Section 203 Action have agreed that all claims which were, could have been or in the future might be asserted by any member of the Section 203 Class against any of the Named Defendants or Defendants' Affiliates (as defined below), which relate to or arise out of, directly or indirectly, the allegations contained in any complaint filed in the
Section 203 Action, would be dismissed with prejudice. In exchange for and upon the Effective Date of the foregoing release of the Section 203 Claims (as defined below) as to the Named Defendants and Defendants' Affiliates, Liberty and HSN have agreed, among other things, that, as defined in Section 203, the consummation of any "business combination" prior to December 4, 1995 between HSN, on the one hand, and Liberty or any of its "affiliates" or "associates," on the other hand (a "Qualifying Business Combination"), shall be subject to the prior approval of the HSN board of directors and the authorization at an annual or special meeting of the HSN stockholders, and not by written consent, by the affirmative vote of the holders of at least a majority of the outstanding HSN voting stock which is not "owned" by Liberty (the "Section 203 Undertaking"). The parties to the Section 203 Action also agreed that, upon the approval by the Delaware Chancery Court of the settlement of the Section 203 Action, (i) the Section 203 Undertaking shall be binding as against any member of the Section 203 Class, which shall include any record or beneficial owner, purchaser or seller of HSN stock from and after November 17, 1994 through and including December 4, 1995 (a "Subsequent HSN Stockholder"); (ii) so long as Liberty and HSN comply with the Section 203 Undertaking, no member of the Section 203 Class (including any Subsequent HSN Stockholder) shall be entitled to assert that any Qualifying Business Combination (a) is required to be separately approved by the HSN stockholders under any provision of Section 203, or (b) is otherwise subject to, conditioned upon, restricted by or prohibited under any provision of Section 203; (iii) the resolution of any claim or contention by Liberty, HSN, any member of the Section 203 Class (which includes any Subsequent HSN Stockholder) or any other person or entity regarding the occurrence of a Qualifying Business Combination, or the application or interpretation of the Section 203 Undertaking, shall be submitted for resolution to the exclusive jurisdiction of the Delaware Chancery Court; (iv) within five (5) business days after each of the entry of the Chancery Court Scheduling Order for the Section 203 Action and the Effective Date of the settlement of the Section 203 Action, Liberty and HSN shall issue coordinated press releases, in the forms reasonably acceptable to plaintiffs' counsel in the Section 203 Action, disclosing (as appropriate) the Section 203 Undertaking, the terms of the proposed settlement of the Section 203 Action and the effectiveness of the settlement of the Section 203 Action; and (v) HSN shall disclose the Section 203 Undertaking in all filings with the SEC on Form 10-Q or Form 10-K until December 4, 1995. Liberty also has agreed that, in the event it consummates a "business combination" (as defined in Section 203) with HSN prior to the hearing on the proposed settlement of the Section 203 Action, Liberty will comply with the Section 203 Undertaking. Liberty acknowledges that, at all times subsequent to the commencement of the Section 203 Action, Liberty has taken into account the pendency of the Section 203 Action in examining Liberty's alternatives for its business relationship with HSN.

         BD.     Counsel for the plaintiffs in the respective Delaware Actions, through discovery, inspection of documents produced by defendants and third parties, and depositions of parties and witnesses, have conducted a thorough examination into and evaluation of the facts and law relating to the matters set forth in their respective complaints in the Delaware Actions. Plaintiffs' counsel and the Representative Plaintiffs in the respective Delaware Actions, in consultation with their respective attorneys, separately have concluded that there are obstacles to overcome in establishing liability and damages in their respective cases.

         BE.     The plaintiffs in the respective Delaware Actions have agreed to the settlement of their respective proceedings, pursuant to the provisions of this Stipulation (the "Settlements"), after considering: (i) the substantial benefits that the plaintiffs in the respective Delaware Actions and other members of the various subclasses which they represent will receive from the respective Settlements; (ii) the attendant risks of litigation especially in complex actions such as these, as well as the difficulties and delays inherent in such litigation; (iii) the desirability of permitting this Stipulation to be consummated according to its terms; and (iv) the respective conclusions of plaintiffs in the respective Delaware Actions and their counsel that the respective settlements confer a substantial benefit upon the members of the various subclasses and are fair, reasonable, adequate and in the best interests of the respective subclasses which they represent.

         BF.     The defendants in the Delaware Actions deny any and all
liability, fault or wrongdoing whatsoever with respect to any and all facts and claims alleged or which could have been alleged in the complaints in such proceedings and continue to deny each and all of the claims and contentions alleged by plaintiffs in the Delaware Actions but consider it desirable that the Delaware Actions be settled and dismissed with prejudice according to this Stipulation because the Settlements will, if approved: (i) halt the substantial expense, inconvenience and distraction of continued litigation of the plaintiffs' claims; (ii) finally put to rest those claims; and (iii) confer a substantial benefit upon members of the Class.

         BG.     The negotiations among Liberty, the other defendants and
plaintiffs in the HSN Stockholder Action and the Delaware Federal Action, on the one hand, and the Section 203 Action, on the other hand, which resulted in the agreements in principle to settle such lawsuits were conducted separately and at different times. The settlements of the HSN/Federal Actions, on the one hand, and the settlement of the Section 203 Action, on the other hand, are not dependent on each other. As discussed below, the Orders and Final Judgments to be entered in the HSN/Federal Actions shall provide that the Section 203 Claims shall not be dismissed as to, or released by, any member of the Chancery Settlement Class or the Federal Settlement Class, and, accordingly, the Section 203 Claims shall not be affected by the dismissal of the HSN/Federal Actions or the release of the HSN/Federal Actions Settled Claims pursuant to the Stipulation. In the event that the settlement of the HSN/Federal Action becomes effective, and regardless of whether the settlement of the Section 203 Action becomes effective, the full amount of the Net Settlement Fund will be distributed to the eligible members of the Tender Subclass and the Seller Subclass, but neither the members of the Section 203 Seller Subclass (as defined below) nor the members of the Section 203 Class who held, purchased or sold HSN Shares after July 12, 1993 will receive any distribution from the Net Settlement Fund except to the extent they may have a right to receive distributions as eligible members of the Tender Subclass or the Seller Subclass. The parties to the
Section 203 Action have agreed that the settlement of that lawsuit, on the terms described herein, is not dependent upon the approval by the Delaware Courts of the settlement of the HSN/Federal Actions. The HSN Stockholder Action, the Delaware Federal Action and the Section 203 Action have not been consolidated and, in the event all of the Settlements do not become effective, the lawsuits will proceed independently, absent further order by the Delaware Courts. The parties to the HSN/Federal Actions and the Section 203 Action have agreed to coordinate the presentation to the Delaware Courts of the proposed Settlements in order to expedite the delivery of the benefits of the Settlements to the beneficiaries thereof, to reduce the potential costs of notice and administering the Settlements to the beneficiaries thereof, and to simplify the Settlements of the lawsuits, except that the Section 203 Action plaintiffs and their lawyers will not appear in the Delaware Federal Action.

         NOW, THEREFORE, IT IS HEREBY STIPULATED AND AGREED, subject to approval by the Delaware Federal Court, pursuant to Rule 23 of the Federal Rules of Civil Procedure, and subject to approval by the Delaware Chancery Court, pursuant to Rule 23 of the Rules of the Delaware Chancery Court, as follows:

         A.      DEFINITIONS:

                 1. "Administration Fund" means a total of Two Hundred Thousand Dollars ($200,000) in cash, plus interest accrued at the rate of five percent (5%) per annum from December 31, 1993 to the date of payment by Liberty to an account designated by Settlement Coordinating Counsel (as hereinafter defined) to cover the costs and expenses incurred in providing notice of the Settlements to Class members and in administering the Settlements (regardless of whether the Settlements are consummated).

                 2. "Chancery Class" means (collectively) all members of the Holder Subclass and the Tender Subclass.

                 3. "Chancery Settlement Class" means (collectively) all members of the Tender Subclass who do not timely and validly exclude themselves from the settlement of the HSN Stockholder Action and all members of the Holder Subclass.

                 4. "Class" means all persons who qualify as members of the Holder Subclass, the Tender Subclass, the Seller Subclass and/or the
Section 203 Class.

                 5. "Defendants' Affiliates" means (collectively) the families, parent entities, affiliates, associates or subsidiaries of any of the Named Defendants and each and all of their respective past, present and future officers, directors, agents, employees, attorneys, representatives, consultants, accountants, engineers, advisors, investment advisors, investment bankers, financial advisors, commercial bankers, insurers, trustees, general or limited partners and partnerships, heirs, executors, personal representatives, estates, administrators, predecessors, successors, assigns and any other person or entity acting for or on behalf of any of the Named Defendants in connection with any HSN/Federal Actions Settled Claims or Section 203 Action Settled Claims.

                 6. "Delaware Actions" means the HSN Stockholder Action, the Delaware Federal Action and the Section 203 Action.

                 7. "Delaware Courts" means the Delaware Federal Court and the Delaware Chancery Court.

                 8. "Delaware Federal Action" refers collectively to the lawsuits styled as Gerda Bartnik, et al. v. Home Shopping Network, Inc., et al., C.A. No. 93-336 (D. Del.); Beriro v. Home Shopping Network, Inc., et al., C.A. No. 93-347 (D. Del.); and Metzger v. Home Shopping Network, et al., C.A. No. 93-406 (D. Del.); as well as Kern Option Company v. Liberty Media Corporation. et al., C.A. No. 93-N-1557 (D. Colo.); Lucas v. Liberty Media Corporation. et al., C.A. No. 93-N-1629 (D. Colo.); and Barish v. Liberty Media Corporation. et al., C.A. No. 93-N-1629 (such latter three actions consolidated as Kern Option Company, Inc., et al. v. Liberty Media Corporation, et al., C.A. No. 93-C-1557 (D. Colo.) and transferred on consent to the Delaware Federal Court under the caption Kern Option Company, et al. v. Liberty Media Corporation. et al., C.A. No. 93-480); all of the foregoing lawsuits having been consolidated by the Delaware Federal Court into a single proceeding styled as Bartnik, et al. v. Home Shopping Network, Inc., et al., C.A. Nos. 93-336/347/406/480-MMS-Consolidated.

                 9. "Effective Date," or the date upon which the settlement of any of the Delaware Actions becomes "effective," means (i) as to the HSN/Federal Actions, the later of the dates on which all orders of the Delaware Courts approving the settlements of each of the HSN/Federal Actions become final and no longer subject to further appeal or review, whether by exhaustion of any possible appeal, lapse of time or otherwise (the "HSN/Federal Actions Effective Date"); and (ii) as to the Section 203 Action, the date on which the order of the Delaware Chancery Court approving the settlement of the Section

203 Action becomes final and no longer subject to further appeal or review whether by exhaustion of any possible appeal, lapse of time or otherwise (the "Section 203 Action Effective Date").

                 10. "Eligible Class Member" means any member of the Seller Subclass and/or the Tender Subclass who (i) has not timely and validly excluded himself, herself or itself from the Settlements of the HSN/Federal Actions; (ii) who has filed a timely and valid Proof of Claim and Release form pursuant to the Joint Notice, and (iii) whose claim has been allowed by the Delaware Courts.

                 11. "Federal Action Settled Claims" means any and all claims, demands, rights, liabilities, suits, actions or causes of action, damages, losses, obligations, judgments, matters and issues of any kind or nature whatsoever, whether asserted or unasserted, known or unknown, contingent or absolute, suspected or unsuspected, disclosed or undisclosed, hidden or concealed, matured or unmatured, which have been, could have been, or in the future can or might be asserted in the Delaware Federal Action or in any court, tribunal or proceeding (including, but not limited to, any claims arising under federal or state law) by any member of the Federal Settlement Class against any of the Named Defendants and/or Defendants' Affiliates, whether individual, class, derivative, representative, legal, equitable or any other type or in any other capacity, and which have arisen, could have arisen, arise now, or hereafter arise out of or relate in any manner to the allegations, facts, events, transactions, acts, occurrences, statements, representations, misrepresentations, omissions, or any other matter, thing or cause whatsoever, or any series thereof, embraced, involved, set forth, or otherwise referred or related, directly or indirectly, in or to any of the complaints filed at any time in the Delaware Federal Action (collectively, "Claims"); provided however, that the release of Claims by the Federal Settlement Class shall not include any of the Section 203 Claims.

                 12. "Federal Settlement Class" means (collectively) all members of the Tender Subclass and/or the Seller Subclass who do not timely and validly exclude themselves from the settlement of the Delaware Federal Action.

                 13.      "Florida Derivative Action" means 7547 Corp., et al
v. Speer et al., Cases No. 92-1966-CIV-T-15A and 90-2045-CIV-T-99C (Consolidated) (M.D. Fla.) currently pending before the United States District Court for Middle District of Florida, (the "Florida Federal Court").

                 14. "Florida Federal Action" means the action, pending before the Florida Federal Court, styled as Goldstein v. Speer, Consol. Case No. 93-602-CIV-T-25(B).

                 15. "Holder Subclass" means all record or beneficial owners of HSN common stock during the period beginning on and including December 4, 1992 through and including November 5, 1993, including any and all of their respective successors in interest, predecessors, representatives, trustees, executors, administrators, heirs, assigns or transferees, immediate and remote, and any person or entity acting for or on behalf of, or claiming under any of them, and each of them, and excluding the Named Defendants and their affiliates.

                 16. "HSN" means Home Shopping Network, Inc., a Delaware corporation, as well as its predecessors and successors.

                 17. "HSN/Federal Actions" refers collectively to the HSN Stockholder Action and the Delaware Federal Action.

                 18. "HSN/Federal Actions Settled Claims" means the Federal Action Settled Claims and the HSN Stockholder Action Settled Claims.

                 19. "HSN Stockholder Action" refers collectively to the lawsuits styled as Arazie v. John C. Malone, et al., C.A. No. 12868 (Del.
Ch.); Feder v. John C. Malone, et al., C.A. No. 12869 (Del. Ch.); DCA Grantor Trust and Jonathan Greenwald v. Home Shopping Network. Inc., et al. C.A. No. 12870 (Del. Ch.); Steinberg, et al. v. John C. Malone, et al., C.A. No. 12871 (Del. Ch.); Laccetti v. Roy M. Speer. et al., C.A. No. 12873 (Del. Ch.); Renner v. John C. Malone, et al., C.A. No. 12875 (Del. Ch.); Lucas v. John C. Malone, et al., C.A. No. 12877 (Del. Ch.); and Greer, et al. v. John C. Malone, et al., C.A. No. 12878 (Del. Ch.), which have been consolidated in the Delaware Chancery Court under the title In re Home Shopping Network, Inc. Shareholders Litigation, Cons. C.A. No. 12868.

                 20. "HSN Stockholder Action Settled Claims" means any and all claims, demands, rights, liabilities, suits, actions or causes of action, damages, losses, obligations, judgments, matters and issues of any kind or nature whatsoever, whether asserted or unasserted, known or unknown, contingent or absolute, suspected or unsuspected, disclosed or undisclosed, hidden or concealed, matured or unmatured, which have been, could have been, or in the future can or might be asserted in the HSN Stockholder Action or in any court, tribunal or proceeding (including, but not limited to, any claims arising under federal or state law) by any member of the Chancery Settlement

Class against any of the Named Defendants and/or Defendants' Affiliates, whether individual, class, derivative, representative, legal, equitable or any other type or in any other capacity, and which have arisen, could have arisen, arise now, or hereafter arise out of or relate in any manner to the allegations, facts, events, transactions, acts, occurrences, statements, representations, misrepresentations, omissions, any other matter, thing or cause whatsoever, or any series thereof, embraced, involved, set forth, or otherwise referred or related, directly or indirectly, in or to any of the complaints filed at any time in the HSN Stockholder Action (collectively, "Claims"); provided however, that (i) the release of Claims by all members of the Holder Subclass who were record or beneficial owners of HSN Shares during the period beginning on and including July 12, 1993 through and including November 5, 1993 shall be limited to all Claims which relate in any manner to the QVC Merger Proposal; and (ii) the release of Claims by the Chancery Settlement Class shall not include any of the Section 203 Claims.

                 21. "Joint Notice" means the Notice of Pendency of Class Actions, Class Action Determination, Proposed Settlement of Class Actions, Settlement Hearings and Right to Appear, in substantially the form attached hereto as Exhibit D, to be distributed to the members of the Class in connection with the proposed settlement of the Delaware Actions.

                 22. Unless otherwise specified herein, "Liberty" means Liberty Media Corporation, a Delaware corporation, and LPI, as well as their respective predecessors and successors.

                 23. "Liberty Defendants" means (collectively) Liberty, LPI, John C. Malone, Peter R. Barton, Robert R. Bennett and John M. Draper.

                 24. "LPI" means Liberty Program Investments, Inc., a Wyoming corporation and an indirect wholly-owned subsidiary of Liberty, as well as its predecessors and successors.

                 25. "Named Defendants" refers collectively to Liberty, LPI, John C. Malone, Peter R. Barton, Robert R. Bennett, John M. Draper, HSN, Roy M. Speer, RMS, Les R. Wandler, Gerald F. Hogan, J. Anthony Forstmann, John
J. McNamara, Franklin J. Chu, Thomas A. James, William J. Ramsey, Michael V. Roberts, Leo J. Hindery, Jr., George C. McNamee and QVC.

                 26. "Net Settlement Fund" means the amount of the Settlement Fund less (i) the amount of expenses, disbursements and attorneys' fees awarded by the Delaware Courts to plaintiffs and to plaintiffs' counsel in the HSN Stockholder Action and the Delaware Federal Action in connection with the settlement of such actions, and (ii) the amounts approved by the Delaware Courts for notice and administration of the Settlements that exceed the Administration Fund.

                 27. "Payment" means payment of cash, as required by this Stipulation, from the Settlement Fund to Eligible Class Members.

                 28. "Plan of Distribution" means the plan and formula pursuant to which the Net Settlement Fund shall be distributed to Eligible Class Members after payment of the expenses of notice and administration of this Stipulation that exceed the amount of the Administration Fund (as herein defined) and such fees and disbursements as may be awarded by the Delaware Courts to plaintiffs and plaintiffs' counsel in the HSN Stockholder Action and the Delaware Federal Action. The Plan of Distribution is attached hereto as Exhibit I.

                 29. "QVC" means QVC Network, Inc., a Delaware corporation, as well as its predecessors and successors.

                 30. "QVC Merger Proposal" means the proposal to combine QVC and HSN delivered by QVC to HSN on or about July 12, 1993.

                 31. "Representative Plaintiffs" refers to the persons named as plaintiffs in the respective complaints pending in the HSN Stockholder Action, the Delaware Federal Action or the Section 203 Action, as the case may be, as of the date hereof. DCA Grantor Trust was dismissed as a party plaintiff from the HSN Stockholder Action on May 18, 1993.

                 32. "RMS" means RMS Limited Partnership, a Nevada limited partnership, as well as its predecessors and successors.

                 33. "Section 203 Action" refers to the action styled as 7547 Corp. et al. v. Liberty Media Corp., C.A. No. 12956, currently pending before the Delaware Chancery Court.

                 34. "Section 203 Action Settled Claims" means any and all claims, demands, rights, liabilities, suits, actions or causes of action, damages, losses, obligations, judgments, matters and issues of any kind or nature whatsoever, whether asserted or unasserted, known or unknown, contingent or absolute, suspected or unsuspected, disclosed or undisclosed, hidden or concealed, matured or unmatured, which have been, could have been, or in the future can or might be asserted in the Section 203 Action or in any court, tribunal or proceeding (including, but not limited to, any claims arising under federal or state law) by any members of the Section 203 Class against any of the Named Defendants or any of Defendants' Affiliates, whether individual, class, derivative, representative, legal, equitable or any other type or in any other capacity, and which have arisen, could have arisen, arise now, or hereafter arise out of or relate in any manner to the allegations, facts, events, transactions, acts, occurrences, statements, representations, misrepresentations, omissions, or any other matter, thing or cause whatsoever, or any series thereof, embraced, involved, set forth, or otherwise referred or related, directly or indirectly, in or to any of the complaints filed at any time in the Section 203 Action.

                 35. "Section 203 Claims" refers to the claims asserted by plaintiffs in the Section 203 Action in their second amended and supplemental complaint, filed on June 24, 1994 (Dkt. 72 in the Section 203 Action).

                 36. "Section 203 Class" means (i) all record or beneficial owners of HSN common stock during the period beginning on and including December 4, 1992 through and including November 16, 1994; (ii) all persons who sold HSN common stock during the period beginning on and including December 4, 1992 through and including November 16, 1994 (including the members of the Tender Subclass and the Seller Subclass); (iii) all persons who purchased HSN common stock during the period beginning on and including December 4, 1992 through and including November 16, 1994; and (iv) all record or beneficial owners, purchasers or sellers of HSN common stock during the period beginning on and including November 17, 1994 through and including December

4, 1995 (a "Subsequent HSN Stockholder"), in each case including any and all of their respective successors in interest, predecessors, representatives, trustees, executors, administrators, heirs, assigns or transferees, immediate and remote, and any person or entity acting for or on behalf of, or claiming under any of them, and each of them, and excluding the Named Defendants and their affiliates.

                 37. "Section 203 Seller Subclass" means all persons who sold HSN common stock during the period beginning on and including December 4, 1992 through and including March 29, 1993, including any and all of their respective successors in interest, predecessors, representatives, trustees, executors, administrators, heirs, assigns or transferees, immediate and remote, and any person or entity acting for or on behalf of, or claiming under any of them, and each of them and excluding the Named Defendants and their affiliates.

                 38. "Seller Class" means all members of the Tender Subclass and the Seller Subclass.

                 39. "Seller Settlement Class" means all members of the Tender Subclass and the Seller Subclass who do not timely and validly exclude themselves from the settlement of the Delaware Federal Action.

                 40. "Seller Subclass" means all persons who sold HSN common stock during the period beginning on and including March 30, 1993 through and including July 12, 1993 (other than the members of the Tender Subclass), including any and all of their respective successors in interest, predecessors, representatives, trustees, executors, administrators, heirs, assigns or transferees, immediate and remote, and any person or entity acting for or on behalf of, or claiming under any of them, and each of them and excluding the Named Defendants and their affiliates.

                 41. "Settled Claims" means any and all of the HSN Stockholder Action Settled Claims, the Section 203 Action Settled Claims and the Federal Action Settled Claims.

                 42. "Settlements" means the coordinated settlement of the HSN Stockholder Action, the Section 203 Action and the Delaware Federal Action in accordance with the terms of this Stipulation.

                 43. "Settlement Amount" means a total of Thirteen Million Dollars ($13,000,000) in cash, plus interest accrued at the rate of five percent (5%) per annum from December 31, 1993 to the Effective Date.

                 44. "Settlement Class" means collectively the members of the Chancery Settlement Class, the Section 203 Class and the Federal Settlement Class, as herein defined.

                 45. "Settlement Coordinating Counsel" means the firm of Chimicles, Jacobsen & Tikellis.

                 46. "Settlement Fund" means the Settlement Amount and the Administration Fund.

                 47. "Stipulation" means the Stipulation And Agreement Of Compromise And Settlement, dated November 16, 1994, relating to the proposed Settlements of the Delaware Actions.

                 48. "Tender Subclass" means all sellers of HSN common stock to Liberty in the Liberty Tender Offer, including any and all of their respective successors in interest, predecessors, representatives, trustees, executors, administrators, heirs, assigns or transferees, immediate and remote, and any person or entity acting for or on behalf of, or claiming under any of them, and each of them, and excluding the Named Defendants and their affiliates.

         B. THE DELAWARE COURTS' ORDERS WITH RESPECT TO CLASS CERTIFICATION, NOTICE AND THE SETTLEMENT HEARINGS.

                 1. With the exception that this provision is not applicable to the Delaware Federal Action as to the Section 203 Action, within one business day following execution of this Stipulation, (a) the parties to the Delaware Actions shall request the Delaware Chancery Court and the Delaware Federal Court to enter orders, substantially in the form attached hereto as Exhibits A and B (the "Chancery Court Scheduling Orders") and Exhibit C (the "Federal Court Scheduling Order"); and (b) given the settlement of the HSN/Federal Actions subject to the Delaware Courts' approval on notice to all interested persons, the plaintiffs in the Section 203 Action shall execute a stipulation staying all activities relating to their motion to intervene in the HSN Stockholder Action pending the outcome of the Settlements.

                 2. (A) At the Chancery Court Settlement Hearing for the HSN Stockholder Action, the parties to the HSN Stockholder Action shall urge the Delaware Chancery Court to finally approve the settlement of the HSN Stockholder Action, and to dismiss the HSN Stockholder Action with prejudice in accordance with the Order and Final Judgment attached hereto as Exhibit F.

                          (B)     At the Chancery Court Settlement Hearing for
the Section 203 Action, the parties to the Section 203 Action shall urge the Delaware Chancery Court to finally approve the settlement of the Section 203 Action, and to dismiss the Section 203 Action with prejudice in accordance with the Order and Final Judgment attached hereto as Exhibit G.

                 3. At the Federal Court Settlement Hearing, the parties to the Delaware Federal Action shall urge the Delaware Federal Court to approve the settlement of the Delaware Federal Action and to dismiss the Delaware Federal Action with prejudice in accordance with the Order and Final Judgment attached hereto as Exhibit H.

                 4. All costs incurred in identifying and notifying by mail the members of the Class of the Settlements, including the printing and copying of the Joint Notice, and all costs associated with publication of the Summary Notice as set forth in the Chancery Court Scheduling Orders, will be paid from the Settlement Fund (as defined above).

     C.      JUDGMENTS TO BE ENTERED BY THE DELAWARE COURTS APPROVING THE
             SETTLEMENTS.

         Upon the approvals by the Delaware Chancery Court and the Delaware Federal Court of the Settlements of the HSN/Federal Actions, the parties to such actions shall jointly request that judgments be entered by both the Delaware Chancery Court substantially in the form of Exhibit F hereto, and the Delaware Federal Court substantially in the form of Exhibit H hereto to cause, among other things, the full and final compromise, settlement, release and dismissal with prejudice of the HSN/Federal Actions Settled Claims by any and all members of the Chancery Settlement Class and the Federal

Settlement Class. Upon the approval of the settlement of the Section 203 Action, the parties to such action shall jointly request that a judgment be entered by the Delaware Chancery Court substantially in the form of Exhibit G hereto to cause, among other things, the full and final compromise, settlement, release and dismissal with prejudice of the Section 203 Action Settled Claims by any and all members of the Section 203 Class (including any Subsequent HSN Stockholder).

         D.      CREATION OF THE SETTLEMENT AMOUNT.

                 Within five (5) business days of the Effective Date of the HSN/Federal Actions, Liberty will deposit the Settlement Amount in immediately available funds to an account designated by Settlement Coordinating Counsel.

         E.      DISTRIBUTION OF SETTLEMENT FUND.

                 1. The Settlement Coordinating Counsel or its designee, subject to the supervision, direction and approval of the Delaware Courts, shall administer and calculate the claims submitted by members of the Tender Subclass and the Seller Subclass, and shall oversee distributions of the Net Settlement Fund to Eligible Class Members in accordance with the Plan of Distribution as approved by the Delaware Courts.

                 2. After the Effective Date of the Settlements of the HSN/Federal Actions, and in accordance with the Plan of Distribution approved by the Delaware Chancery Court and the Delaware Federal Court, the Settlement Coordinating Counsel or its designee shall distribute pro rata up to the amount of demonstrated loss, and to the extent the Net Settlement Fund is insufficient to pay such losses, in the proportion that each Eligible Class Member's demonstrated loss bears to the total demonstrated loss of all

Eligible Class Members, the Net Settlement Fund to all Eligible Class Members who establish that they sustained loss in accordance with the Plan of Distribution.

                 3. The Named Defendants and Defendants' Affiliates shall have no responsibility for, interest in, or liability whatsoever with respect to the investment or distribution of the Settlement Fund or the processing of claims or any loss incurred by Settlement Coordinating Counsel or its designees in connection therewith.

                 4. On and after the HSN/Federal Actions Effective Date, the Settlement Fund shall be applied, subject to the approval of the Delaware Courts, as follows:

                          a. To pay all unpaid costs and expenses incurred in connection with providing notice of the Settlements to members of the Class, locating Class members, administering and distributing the Settlement Fund, and processing Proof of Claims and Release forms;

                          b. To pay the attorneys' fees, costs and expenses of plaintiffs in the HSN/Federal Actions, including the fees and costs of experts and consultants of plaintiffs in the HSN/Federal Actions, if and only to the extent allowed by the Delaware Courts; and

                          c. To pay the claims of all Eligible Class Members and such other amounts as the Delaware Courts may approve pursuant to the Plan of Distribution or otherwise.

                 5. The parties to the HSN/Federal Actions have agreed to proceed with settlement of the HSN/Federal Actions regardless of whether the proposed settlement of the Section 203 Action does not become effective for any reason. In the event the settlement of the HSN/Federal Actions becomes effective and regardless of whether the settlement of the Section 203 Action becomes effective, the full amount of the Net Settlement Fund will be distributed to the Eligible Class Members from the Tender Subclass and/or the Seller Subclass, pursuant to a Plan of Distribution approved by the Delaware Courts, but neither the members of the Section 203 Seller Subclass nor the members of the Section 203 Class who held, purchased or sold HSN Shares after July 12, 1993 will receive any distribution from the Net Settlement Fund. The parties to the Section 203 Action have agreed that the settlement of that lawsuit, on the terms described herein, is not dependent upon the approval by the Delaware Courts of the settlement of the HSN/Federal Actions.

                 6. Concurrently with submission of this Stipulation to the Delaware Courts, the plaintiffs in the HSN/Federal Actions are submitting, in the form attached hereto as Exhibit I, a proposed Plan of Distribution of the Settlement Fund to the Delaware Courts for their approval, upon notice to the Class. It is agreed by the parties to this Stipulation that the proposed Plan of Distribution of the Settlement Fund is not part of this Stipulation and is to be considered by the Delaware Courts separately from the Delaware Courts' consideration of the fairness, reasonableness and adequacy of the

Settlements set forth in this Stipulation and any orders or proceedings relating thereto shall not operate to terminate or cancel this Stipulation or affect its finality.

                 7. Defendants in the Delaware Actions will take no position as to the Plan of Distribution.

                 8. Upon the deposit of the Settlement Amount, in accordance with this Stipulation, to an account designated by Settlement Coordinating Counsel, all rights of Liberty in or to the Settlement Fund shall be absolutely and forever extinguished.

                 9. All interest earned on the Settlement Fund shall inure to the benefit of the Eligible Class Members except as to such amount as may be attributed to the fees and expenses of plaintiffs' counsel in the HSN/Federal Actions and expenses associated with class notice and fund administration.

         F.      ATTORNEYS' FEES AND EXPENSES.

                 1. Counsel for plaintiffs in the HSN/Federal Actions intend to file one or more petitions in the Delaware Chancery Court and the Delaware Federal Court for an award(s), in an aggregate amount not to exceed 30% of the Settlement Fund on the HSN/Federal Actions Effective Date, of attorneys' fees and for the reimbursement of reasonable costs and expenses incurred in the prosecution of the HSN/Federal Actions. Any such fees, expenses and interest awarded in the HSN/Federal Actions will be paid solely out of the Settlement Fund prior to any distribution therefrom to the Eligible Class Members.

                 2. Counsel for plaintiffs in the Section 203 Action intend to file a petition in the Delaware Chancery Court for an award, in an amount not to exceed $2.5 million, of attorneys' fees, plus reimbursement of reasonable costs and expenses incurred in the prosecution of the Section 203 Action in an amount not to exceed $100,000.00. Subject to the terms of this Stipulation, Liberty has agreed to the reasonableness of the application and has agreed to pay to Morris and Morris, on behalf of all plaintiffs' counsel in the Section 203 Action, such fees and disbursements as may be awarded by the Delaware Chancery Court in the Section 203 Action so that the amount available for distribution to the Eligible Class Members will not be reduced by any award of fees and expenses to plaintiffs' counsel in the Section 203 Action.

                 3. Defendants in the Delaware Actions will not object to the foregoing application(s) for fees and expenses or request for post-award interest thereon by plaintiffs' counsel in the respective Delaware Actions provided, however, that no other application shall be made to the Delaware Courts by any member of the Class or their counsel for an award of additional attorneys' fees and/or expenses with regard to the Settlements or the Settled Claims.

                 4 . Any attorneys' fees and expenses awarded by the Delaware Courts to plaintiffs' counsel in the HSN Stockholder Action and the Delaware Federal Action, or in the Section 203 Action, shall be payable five (5) business days after the order granting such award in such action has become final and no longer subject to further appeal on review, whether by exhaustion of any possible appeal, lapse of time or otherwise.

                 5. (A) In the event plaintiffs' counsel in the HSN/Federal Actions are awarded attorneys' fees and reimbursement of expenses by either or both of the Delaware Courts and an appeal or appeals are taken with respect to such award or awards, the amount(s) of any attorneys' fees and/or expenses awarded by the Delaware Courts shall accrue interest for the benefit of plaintiffs' counsel in the HSN/Federal Actions at the same rate earned by the Settlement Fund, to be paid from the Settlement Fund, from the time of such award(s) until such time as any such appeals are resolved and plaintiffs' counsel in the HSN/Federal Actions obtain a final order directing payment of such attorneys' fees and/or expenses which is no longer subject to further appeal or review, whether by exhaustion of any possible appeal, lapse of time or otherwise.

                          (B)     In the event plaintiffs' counsel in the
Section 203 Action are awarded attorneys' fees and reimbursement of expenses by the Delaware Chancery Court and an appeal or appeals are taken with respect to such award or awards, the amount(s) of any attorneys' fees and/or expenses awarded by the Delaware Chancery Court shall accrue interest for the benefit of plaintiffs' counsel in the Section 203 Action at the rate of five percent per annum, to be paid by Liberty, from the time of such award(s) until such time as any such appeals are resolved and plaintiffs' counsel in the Section 203 Action obtain a final order directing payment of such attorneys' fees and/or expenses which is no longer subject to further appeal or review, whether by exhaustion of any possible appeal, lapse of time or otherwise.

                 6. Except as provided in this Stipulation, the Named Defendants shall bear no other expenses, costs, damages or fees alleged or incurred by any named plaintiffs in the HSN/Federal Actions and/or the Section 203 Action, by any member of the Class or by any of their attorneys, experts, advisors, agents or representatives.

                 7. The procedure for and the allowance or disallowance by the Delaware Courts of any applications by any of the plaintiffs' counsel in the HSN/Federal Actions or the Section 203 Action for attorneys' fees, costs, expenses and interest (including the fees and costs of experts and consultants) are not part of this Stipulation, and any order or proceeding relating thereto, shall not operate to terminate or cancel this Stipulation or affect its finality.

         G. OPTION TO TERMINATE, CONDITIONS OF SETTLEMENT, EFFECT OF DISAPPROVAL, CANCELLATION AND TERMINATION.

                 1. Within five (5) business days following the initial determination by Settlement Coordinating Counsel or its designee that the Opt-Out Ceiling (as hereinafter defined) has been exceeded, Settlement Coordinating Counsel or its designee shall provide written notification to counsel for each of the Named Defendants that the Opt-Out Ceiling has been exceeded (the "Ceiling Notification"). Any of the Named Defendants thereupon shall have the right to withdraw from the settlement of the HSN/Federal Actions if such defendant provides written notification to all signatories to the Stipulation of such defendant's intent to withdraw pursuant to this provision within ten (10) business days of such defendant's receipt of the Ceiling Notification. The Opt-Out Ceiling is exceeded if members of the Tender Subclass and/or the Seller Subclass, who sold in the Liberty Tender Offer and/or during the Seller Subclass Period, in the aggregate, greater than the number of shares set forth in a confidential stipulation between the parties to the HSN/Federal Actions, dated August 25, 1994, file valid and timely requests for exclusion from the settlement of the HSN/Federal Actions pursuant to the Joint Notice (the "Opt-Out Ceiling"). Settlement Coordinating Counsel or its designee shall supply written notice to the Named Defendants' counsel as to the identity of the holders of HSN Shares, the number of HSN Shares and such additional information and documents as may be requested by the Named Defendants with respect to members of the Class who opt-out of the settlement of the HSN/Federal Actions.

                 2. (A) Each of the parties to the HSN/Federal Actions shall also have the option to withdraw from the settlement of the HSN/Federal Actions if any of the following conditions occur:

                          a.      there is no HSN/Federal Actions Effective
Date within twelve (12) months of execution of this Stipulation; or

                          b.      the Named Defendants in the HSN/Federal
Actions determine that the dismissal of the HSN/Federal Actions, in accordance with this Stipulation, will not result in the dismissal and release with prejudice of the HSN/Federal Actions Settled Claims substantially in accordance with the Orders and Final Judgments attached hereto as Exhibits F and H; or

                          c.      any party to the HSN/Federal Actions makes a
timely election to withdraw from the proposed settlement of such action because of (i) the Delaware Chancery Court's failure to enter the Chancery Court Scheduling Order in such action, or (ii) the Delaware Federal Court's failure to enter the Federal Court Scheduling Order, as provided for in Exhibits A and C hereto, within ninety (90) days of the execution of this Stipulation.

                          (B)     Each of the parties to the Section 203 Action
shall have the option to withdraw from the settlement of the Section 203 Action if any of the following conditions occur:

                                  a.       there is no Section 203 Action
Effective Date within twelve (12) months of execution of this Stipulation; or

                                  b.       the Named Defendants in the Section
203 Action determine that the dismissal of the Section 203 Action, in accordance with this Stipulation, will not result in the dismissal and release with prejudice of the Section 203 Action Settled Claims substantially in accordance with the Order and Final Judgment attached hereto as Exhibit G; or

                                  c.       any party to the Section 203 Action
makes a timely election to withdraw from the proposed settlement of such action because of the Delaware Chancery Court's failure to enter the Chancery Court Scheduling Order in such action, as provided for in Exhibit B, within ninety
(90) days of the execution of this Stipulation.

                          3.      (A) In the event that (i) the Delaware
Chancery Court does not enter the judgment substantially in the form of Exhibit F hereto, or before becoming final any such judgment is materially altered, whether on reconsideration, appeal or otherwise, or (ii) the Delaware Federal Court does not enter the judgment substantially in the form of Exhibit H hereto, before becoming final such judgment is materially altered, whether on reconsideration, appeal or otherwise, any party to the HSN/Federal Actions, within thirty (30) days from the date of such event, may withdraw from the settlement of the HSN/Federal Actions by providing written notice to all other parties to such proceeding of his or its intent not to proceed with the terms and conditions of this Stipulation. Such notice may be provided on behalf of such party to this Stipulation by his or its counsel. Notwithstanding the foregoing, if the settlement of the HSN/Federal Actions is otherwise approved, neither the award nor a modification nor reversal on appeal of (1) any amount of fees, costs, expenses and interest awarded by the Delaware Chancery Court and/or the Delaware Federal Court to plaintiffs and/or plaintiffs' counsel in the HSN/Federal Actions, or (2) the proposed Plan of Distribution shall constitute a basis for withdrawing from the Stipulation.

                          (B)     In the event that the Delaware Chancery Court
does not enter the judgment substantially in the form of Exhibit G hereto, or before becoming final any such judgment is materially altered, whether on reconsideration, appeal or otherwise, before becoming final such judgment is materially altered, whether on reconsideration, appeal or otherwise, any party to the Section 203 Action, within thirty (30) days from the date of such event, may withdraw from the settlement of the Section 203 Action by providing written notice to all other parties to such proceeding of his or its intent not to proceed with the terms and conditions of this Stipulation. Such notice may be provided on behalf of such party to this Stipulation by his or its counsel. Notwithstanding the foregoing, if the settlement of the Section 203 Action is otherwise approved, neither the award nor a modification or reversal on appeal of (1) any amount of fees, costs, expenses and interest awarded by the Delaware Chancery Court to plaintiffs and/or plaintiffs' counsel in the Section 203 Action, or (2) the proposed Plan of Distribution shall constitute a basis for withdrawing from the Stipulation.

                          4.      Any dispute as to whether a proper or timely
election to withdraw from this Stipulation has occurred shall be submitted, as appropriate, to the Delaware Chancery Court and/or the Delaware Federal Court for resolution.

                          5.      In the event Liberty withdraws from the
Stipulation pursuant to Subsection (G)(1) or (G)(2) or G(3) of this Stipulation, or if this Stipulation is terminated or canceled or fails to become effective for any reason, then within ten (10) business days after written notice of such withdrawal or termination is sent by Liberty to all parties hereto, the Settlement Fund and/or the Administration Fund, plus all interest earned thereon, less any costs of notice and administration incurred pursuant to Section H through the date of such notice, shall be refunded to Kevin G. Abrams, Esquire, Richards, Layton & Finger, One Rodney Square, P.O. Box 551, Wilmington, Delaware 19899, for distribution to persons who made such payments to the Settlement Fund and/or the Administration Fund. In such event, the parties to this Stipulation and their respective predecessors and successors shall be deemed to have reverted to their respective status as of the date and time immediately prior to the execution of this Stipulation and they shall proceed in all respects as if this Stipulation and related orders have not been executed.

                          6.      With the exception that no action by the
Delaware Federal Court has or can have any effect upon the Section 203 Action, in the event any of the Settlements proposed herein, including any amendment as may be ordered by Delaware Chancery Court and/or the Delaware Federal Court with the consent of the parties, is not approved by the Delaware Chancery Court and/or the Delaware Federal Court, or the Chancery Court and/or the Delaware Federal Court approves the settlement of the

HSN/Federal Actions but such approval is reversed or vacated on appeal and such order reversing or vacating the settlement becomes final by lapse of time or otherwise, of if any of the conditions to such settlement are not fulfilled, then (except as to the provisions of paragraphs H(2), K(3) and K(14) herein) the settlement(s) proposed herein as to such action(s) shall be of no further force or effect, and the provisions of the Stipulation relating to such action(s) and any amendment thereof shall be null and void and without prejudice to any party hereto, and each party shall be restored to his, her or its respective position as it existed in such action prior to the execution of the Stipulation.

                 H.       NOTICE AND ADMINISTRATION FUND.

                          1.      Liberty shall establish the Administration
Fund within five (5) business days of the approval by the Delaware Courts of the Scheduling Orders in substantially the form attached as Exhibits A and C hereto. Without the requirement of any order by the Delaware Courts, the Settlement Coordinating Counsel or its designee shall disburse monies from the Administration Fund for expenses and costs incurred by Settlement Coordinating Counsel or its designees in connection with notice and administration of the Settlements.

                          2.      If the Effective Date does not occur, or if
this Stipulation is terminated or canceled for any reason, the plaintiffs in the Delaware Actions, including their counsel, shall have no obligation to repay any amounts already disbursed out of the Administration Fund. Any expenses incurred but not yet paid shall be paid from the Administration Fund.

                          3.      After the Effective Date and upon completion
of the claims administration process, any balance then remaining in the Administration Fund less expenses incurred by it but not yet paid shall be made part of the Settlement Fund.

                 I.       WORK PRODUCT.

                 Except pursuant to a court order, the plaintiffs, and each of them, and on behalf of all persons engaged by them to assist them in the prosecution of any of the Delaware Actions, including, but not limited to, their counsel, attorneys, experts, accountants and agents, agree that they shall provide no information, documentation or analysis which concerns or relates to any of the Delaware Actions or is based upon or consisting of their work product, documents or information provided by the Named Defendants to any person who requests exclusion from either the Tender Subclass or the Seller Subclass or in connection with the prosecution of any of the Settled Claims.

                 J.       PRESERVATION OF CONFIDENTIAL INFORMATION.

                 The Representative Plaintiffs in the Delaware Actions, and each of them, for themselves and on behalf of all persons engaged by them to assist them in the prosecution of any of the Delaware Actions, including, but not limited to, their counsel, attorneys, experts, accountants and agents, agree, to the extent permitted by law, that all agreements made during the course of any of the Delaware Actions, relating to the confidentiality of information, including certain confidentiality stipulations executed by various parties, shall survive the Settlements except to the extent that (i) any such person is ordered to do otherwise pursuant to court order, or (ii) the Delaware Chancery Court has entered an order removing a confidentiality designation.

                 K.       MISCELLANEOUS PROVISIONS.

                          1.      With the exception that this provision is not
applicable to the Delaware Federal Action as to the Section 203 Action, all of the exhibits attached hereto (collectively, the "Exhibits") are hereby incorporated by this reference as though fully set forth herein.

                          2.      This Stipulation or any provision thereof may
be amended or modified or waived in whole or in part only by a written instrument signed by all parties to this Stipulation or their successors-in-interest.

                          3.      The provisions contained in this Stipulation
shall not be deemed a presumption, a concession or an admission by any of the Named Defendants of any fault, liability or wrongdoing as to any facts or claims alleged or asserted in the Delaware Actions, or any other actions or proceedings, and shall not be interpreted, construed, deemed, invoked, offered, or received in evidence or otherwise used by any person in these or any other actions or proceedings, whether civil, criminal, or administrative.

                          4.      The waiver by one party of any breach of this
Stipulation by any other party shall not be deemed a waiver of any other prior or subsequent breach of this Stipulation.

                          5. This Stipulation and its Exhibits constitute the
entire agreement among these parties, and no representations, warranties or inducements have been made to any party concerning this Stipulation or the Exhibits other than the representations, warranties, and covenants contained and memorialized in such documents.

                          6.      This Stipulation may be executed in one or
more counterparts. All executed counterparts and each of them shall be deemed to be one in the same instrument. Counsel for the parties to this Stipulation shall exchange among themselves original signed counterparts and a confirmed set of executed counterparts shall be filed with the Delaware Chancery Court and the Delaware Federal Court except that documents relating only to the
Section 203 Action shall not be deemed to be filed in the Delaware Federal
Action.

                          7.      This Stipulation shall be binding upon, and
inure to the benefit of, the successors and assigns of the parties hereto.

                          8.      Plaintiffs and their counsel in the
respective Delaware Actions represent and warrant as to their respective actions that none of plaintiffs' claims or causes of action referred to in their respective complaints in the Delaware Actions or which constitute Settled Claims have been assigned, encumbered or in any manner transferred in whole or in part.

                          9.      All terms of this Stipulation and the
Exhibits hereto shall be governed by and interpreted according to the substantive laws of the State of Delaware, without regard to conflicts of law principles.

                          10.     With the exception that plaintiffs and their
lawyers in the Section 203 Action shall not appear or participate in the Delaware Federal Action, all parties shall use their best efforts to perform all terms of this Stipulation and to undertake all actions or filings necessary or appropriate to the implementation thereof.

                          11.     It is expressly understood that, if the
settlement of the HSN/Federal Actions is approved by the Delaware Courts and there should be any funds undistributed for any reason, no portion thereof shall be returned to any of the Named Defendants, and plaintiffs shall distribute any remaining funds in accordance with the Plan of Distribution to be approved by the Delaware Courts.

                          12.     With the exception that plaintiffs and their
lawyers in the Section 203 Action shall not appear or participate in the Delaware Federal Action, subject to the terms of this Stipulation, the parties shall undertake all appropriate efforts to secure, solely for purposes of the Settlements, certification of the Class and the subclasses set forth herein, and to secure the designation by the Delaware Courts of some or all of the Representative Plaintiffs as appropriate representatives of the Class and/or one or more of the subclasses set forth herein.

                          13.     Settlement Coordinating Counsel may, at its
option, recommend for approval by the Delaware Courts or either of them, a claims administrator (the "Claims Administrator"). The Claims Administrator shall administer the Settlements as set forth in this Stipulation under the direction of Settlement Coordinating Counsel. Settlement Coordinating Counsel is hereby authorized to provide for payment of reasonable costs of notice and administration from the funds to be placed in escrow as set forth in paragraph B of the Stipulation. Settlement Coordinating Counsel are also hereby authorized to make any quarterly or annual tax payments required with respect to any amounts paid under the terms of the Stipulation by Liberty and the amounts shall be treated for the purposes of payment of taxes as a "Qualified Settlement Fund" as that term is used in the United States Income Tax Code, pursuant to Treasury Regulation Section 1.468B-1.

                          14.     Except as provided in paragraph K(15) below,
the preambles set forth in this Stipulation are for background and definitional purposes only and are not intended to be either a concession or admission by any party to the Delaware Actions.

                          15.     As to the Section 203 Action, the parties to
the Section 203 Action agree that paragraph BC of this Stipulation sets forth certain of the terms of their agreement to settle the Section 203 Action and, accordingly, paragraph BC of this Stipulation is deemed a part of the substantive agreement portion of this Stipulation as to them as if set forth in full herein.

                 IN WITNESS WHEREOF, the parties hereto have caused this Stipulation to be executed, by their duly authorized attorneys.

                                                   /s/ IRVING MORRIS
                                                   -----------------
Of Counsel:                                        Irving Morris # 233
                                                   Morris and Morris
Joel C. Feffer                                     1105 North Market Street
Wechsler Skirnick Harwood Halebian                 Wilmington, DE 19801
  & Feffer                                         (302) 426-0400
555 Madison Avenue                                   Attorneys for Plaintiffs in the
New York, New York 10022                             Section 203 Action (who are neither
(212) 935-7400                                       appearing nor participating in the
                                                     Delaware Federal Action)

                                                   /s/ PAMELA S. TIKELLIS
                                                   ----------------------
Of Counsel:                                        Pamela S. Tikellis # 2172
                                                   Robert J. Kriner, Jr. # 2546
Daniel W. Krasner                                  Chimicles Jacobsen & Tikellis
David A.P. Brower                                  One Rodney Square
Wolf Haldenstein Adler Freeman                     P. O. Box 1035
  & Herz                                           Wilmington, DE 19899
270 Madison Avenue                                 (302) 656-2500
New York, NY 10016                                   Co-Lead Counsel for Plaintiffs in the
(212) 545-4600                                       HSN Federal Actions


                                                   /s/ JOSEPH A. ROSENTHAL
                                                   -----------------------
Of Counsel:                                        Joseph A. Rosenthal # 234
                                                   Norman M. Monhait # 1040
Jonathan M. Plasse                                 Rosenthal, Monhait, Gross & Goddess
Goodkind Labaton Rudoff &                          First Federal Plaza, Suite 214
  Sucharow                                         P. O. Box 1070
100 Park Avenue                                    Wilmington, DE 19899
12th Floor                                         (302) 656-4433
New York, NY  10017                                  Delaware Liaison Counsel for
(212) 907-0700                                       Plaintiffs in the HSN Stockholder
                                                     Action


                                                   /s/ KEVIN G. ABRAMS
                                                   -------------------
Of Counsel:                                        Kevin G. Abrams # 2375
                                                   Matthew E. Fischer # 3092
Bertram Perkel                                     Richards, Layton & Finger
Baker & Botts                                      One Rodney Square
885 Third Avenue                                   P.O. Box 551
New York, New York 10022                           Wilmington, DE  19899
(212) 705-5000                                     (302) 658-6541
                                                     Attorneys for Defendants Liberty
                                                     Media Corporation, Liberty Program
                                                     Investments, Inc., John C. Malone,
                                                     Peter R. Barton, Robert R. Bennett
                                                     and John M. Draper

                                                   /s/ ROBERT K. PAYSON
                                                   --------------------
Of Counsel:                                        Robert K. Payson # 274
                                                   Potter Anderson & Corroon
Michael R. Smith                                   350 Delaware Trust Building
King & Spalding                                    P.O. Box 951
191 Peachtree St., N.E.                            Wilmington, DE 19899
Atlanta, GA 10022                                  (302) 658-6771
(404) 572-4600                                       Attorneys for Defendants Home
                                                     Shopping Network, Inc., Gerald F.
                                                     Hogan, J. Anthony  Forstmann, John J.
                                                     McNamara.  Leo J. Hindery, Jr. and
                                                     George C. McNamee




                                                   /s/ CLARK W. FURLOW
                                                   -------------------
Of Counsel:                                        Clark W. Furlow # 1030
                                                   Smith Katzenstein & Furlow
Frank C. Razzano                                   P.O. Box 410
Deborah Kravitz                                    1220 Market Building
Camhy Karlinsky Stein Razzano &                    Wilmington, DE 19899
  Rubin                                            (302) 652-8400
West Tower, Suite 812                                Attorneys for Defendants Roy Speer,
1100 New York Ave., N.W.                             Les R. Wandler, RMS Limited
Washington, DC 20005                                 Partnership, Franklin J. Chu,
(202) 408-7600                                       Thomas A. James, William J. Ramsey
                                                     and Michael V. Roberts


                                                   /s/ WILLIAM D. JOHNSTON
                                                   -----------------------
Of Counsel:                                        William D. Johnston #  2123
                                                   Young Conaway Stargatt & Taylor
Paul Vizcarrondo                                   Rodney Square North
Ralph M. Levene                                    P.O. Box 391
Wachtell, Lipton, Rosen & Katz                     Wilmington, DE 19899
51 W. 52nd Street                                  (302) 571-6679
New York, NY 10019                                   Attorneys for Defendant QVC
(212) 403-1000                                       Network, Inc.

Dated:   November 16, 1994